Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Neoprobe Corporation
Dublin, Ohio

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-81410, 333-01543, 333-119219, 333-130640, 333-130636, and 333-153110) of Neoprobe Corporation of our report dated March 27, 2009, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO Seidman, LLP

Chicago, Illinois
March 27, 2009